Exhibit 23.3

July 18, 1997

Board of Directors
First Security Federal Savings Bank
936 North Western Avenue
Chicago, IL 60622

Dear Board Members:

We hereby consent to the use of our firm's name, FinPro, Inc. ("FinPro") in the Form AC Application for Conversion and the prospectus included therein filed by First Security Federal Savings Bank and any amendments thereto, for the Valuation Appraisal Report ("Report") regarding the valuation of First Security Federal Savings Bank provided by FinPro, and our opinion regarding subscription rights filed as exhibits to the Form AC referred to above. We also consent to the use of our firm's name and the inclusion of, summary of and references to our Report and Opinion in the prospectus of First Security Federal Savings Bank and any amendments thereto.


                                    Very Truly Yours,

                                    /s/ Donald J. Musso

                                    Donald J. Musso

Liberty Corner, New Jersey
July 18, 1997